Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement, (the “Agreement”) is made on March, 1, 2015 by and between SWK TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as “SWK” or the “Company”), having its primary offices at 5 Regent Street, Suite #520, Livingston, NJ 07039 and Karen Espinoza McGarrigle, currently residing at ___________________ (hereinafter referred to as the "Executive").

W I T N E S E T H :

WHEREAS, Executive possesses certain knowledge and skills relating to the Company’s business that the Company wishes to obtain for the development and success of the Company’s business.

WHEREAS, the Company desires to engage the services of the Executive, and the Executive desires to render such services;

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Employment.  The Company hereby employs the Executive as an ERP Sales Executive   and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth.

2. Term.  The term of the Executive's employment hereunder shall commence on March 1, 2015 (the “Commencement Date”) and shall continue through March 1, 2018 (the “Term”) unless such Term is earlier terminated in accordance with the provisions of this Agreement.

3. Duties.  The Executive agrees that she will serve the Company on a full-time basis faithfully and to the best of her ability, subject to the general supervision of the Chief Executive Officer (“CEO”) or his designee(s) and/or the Board of Directors of the Company.  The Executive’s duties will vary, but will focus primarily and initially on software application sales to new named customers as well as existing customers; there will also be a small degree of executive customer management responsibilities. The Executive agrees that she will not, during the term of this Agreement, engage in any other business activity which interferes with the performance of her obligations under this Agreement and Executive will devote all of her working time to the business and affairs of the Company; provided, however, that the foregoing shall not be construed as precluding the Executive from: (i) serving on the Board of Directors of any corporation or entity not directly competitive or competitive in any material respect with the Company; and (ii) investing or trading in securities or other forms of investments, in each case, so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities.    Performance of Executive’s duties hereunder shall in no event require that Executive relocate from her current residence.  The Executive’s primary office location shall be 200 East Sandpointe Avenue, Suite 560, Santa Ana, CA  92707.

4.  Compensation.

(a) In consideration of the services to be rendered by the Executive hereunder, the Company agrees to pay the Executive, and the Executive agrees to accept, a Base Salary in the amount of One Hundred Fifty Five Thousand Dollars ($155,000) per annum, subject to all required federal, state and local payroll deductions.  Currently, the Company pays its executives on a bi-weekly basis.

(b) The Executive shall be issued 10,000 stock options of the parent company of the Company no later than 30 days after the execution of this Agreement. The stock options shall be issued at a price equal to the actual closing price of the parent company’s common stock on the day before the date of actual closing of the acquisition of the assets of Accounting Technology Resources by the Company.  The options shall vest at the rate of 20% per year over five years.

(c) The Executive may also be entitled to incentive compensation, however there shall be no incentive compensation earned by the Executive nor paid by the Company during the first 120 days of employment. Further, Executive is not guaranteed any incentive compensation. The CEO or his designee will set reasonable goals in connection with the incentive component, which will generally be based on the overall growth and profitability of the Company, individual or team sales performance, or any combination of these variables. The CEO or his designee shall discuss with the Executive the specific goals in connection with the first year’s incentive compensation at approximately one hundred twenty (120) days from the Commencement Date.  The CEO or the COO shall make the final determination as to what those goal(s) are.  The goals shall be memorialized in writing and made a part of this Agreement.  The incentive compensation goals, if any, for the second year of this Agreement shall be similar in nature and scope to those described above and shall be discussed with the Executive, although the CEO or the COO shall make the final determination as to what those goal(s) are.  In order to receive incentive compensation, as set forth in this Paragraph, Executive must be employed on the date(s) payments are scheduled to be made.

(d) The Executive shall be entitled to twenty (20) Paid Time Off (“PTO”) days during each calendar year.  The Executive shall only be permitted to carry forward a maximum of ten (10) PTO days from the prior calendar year.  Any remaining days will be forfeited. The Company shall not be obligated to pay the Executive for any unused or lost PTO days, although the Company, in its sole discretion, may choose to pay the Executive for unused PTO days in lieu of providing the Executive with time off.

(e) The Executive shall be entitled to Company holidays in accordance with the Company’s Employee Handbook, as amended and as published periodically by the Company.

(f) The Executive shall receive group medical and dental benefits for herself and her spouse at no cost to the Executive. The Executive shall also receive qualified retirement benefits, group disability insurance and group life insurance, as per the Employee Handbook, and in accordance with the Company’s standard practices.

(g) To the extent that the Executive becomes mentally or physically disabled, as determined in accordance with Paragraph 10 of this Agreement, Executive shall continue to receive her total compensation and other benefits hereunder until the termination of this Agreement pursuant to Paragraph 10 hereof; provided, however, that the Executive’s Base Salary shall be reduced by any disability benefits Executive receives from policies maintained and paid for by the Company.  Moreover, Executive is required to exhaust all accrued but unused PTO in connection with any such absence due to disability.

(h) At the discretion of the Company’s Board of Directors, the Executive will also be eligible for periodic cash and/or stock bonuses.

5. Business Expenses.

Executive is authorized to incur, and the Company shall pay and reimburse her, for all reasonable and necessary business expenses incurred in the performance of her duties hereunder, in accordance with guidelines adopted by the Board of Directors.  The Company will pay and reimburse Executive for all such reasonable expenses upon the presentation by Executive, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The determination of what is fair and reasonable shall be made by the CEO or COO.

6. Termination by the Company for Cause.

The Company has the right to terminate Executive’s employment with cause. Termination by the Company of the Executive’s employment for cause (hereinafter referred to as “Termination for Cause), shall mean termination upon:

(i) the willful and continued failure by the Executive to substantially perform the Executive’s material duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board or the CEO, which demand specifically identifies the material duties that the Board believes that the Executive has not substantially performed, and reasonable opportunity to cure; or

(ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii)  the conviction of the Executive of a felony, or that results in the Executive being unable to substantially carry out her duties as set forth in this Agreement; or

(iv) the commission of any act by the Executive against the Company that constitutes the embezzlement, larceny, and/or grand larceny.

7. Termination by the Company Without Cause.   If the Company terminates Executive’s employment other than for Cause pursuant to Paragraph 6, or on account of death or disability pursuant to Paragraphs 9 or 10, the Company shall pay or provide the Executive, within thirty (30) days of the date of termination, with: (i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused PTO days prior to the date of termination; (iii) any unpaid compensation due under Paragraph 4 (b) herein; (iv) any unpaid expense reimbursement owed to him for periods through the date of termination; and (v) the Executive’s Base Salary for the remainder of the Term.

8. Termination by the Executive.     The Executive may terminate her employment hereunder for “Good Reason,” within ninety (90) days of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by the Company; (ii) any failure to pay, within a reasonable amount of time, any part of the Executive’s compensation (including Base Salary and variable compensation, if any) or to provide the benefits contemplated herein; or (iii) Company’s breach of the Asset Purchase Agreement executed concurrently herewith.  The Executive shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Paragraph.  In the event of Termination by Executive for Good Reason, Company shall be obligated to pay to Executive that compensation due as if Company had terminated Executive Without Cause pursuant to Paragraph 7 of this Agreement.

9. Termination Due to Death.     In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or her estate or beneficiaries other than monies owed to Executive under Paragraph 7(i), (ii), (iii) and (iv).

10. Termination Due to Disability.     The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term.  The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Executive unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term.  Executive represents that any period of disability beyond one hundred eighty (180) days would place an undue burden and hardship on the Company.   Any such termination shall become effective upon mailing or hand delivery of such notice to the Executive. The Company shall have no further obligation or duty to the Executive following termination under this Paragraph, other than to pay Executive all earned compensation and benefits through the date of termination, and other than as required by applicable law.  In addition, Executive will be entitled to the lesser of (i) an additional six (6) month’s Base Salary or (ii) Executive’s Salary through the end of the Term, following any such termination, to be paid pursuant to the Company’s normal payroll cycle.  For purposes of determining the existence or nonexistence of a disability, the Executive and Company shall mutually agree to a physician.  If the Executive and Company are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

11. Non-Disclosure of Confidential Information and Non-Competition  This provision shall be governed by the terms and conditions of that certain, Non-Compete/Non-Disclosure/Non-Solicitation Agreement, dated as of the date hereof and attached as Exhibit A hereto.

12. Successors; Binding Agreement.

Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if Executive shall die shall inure to the benefit of and be enforceable by the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive dies during the term of this Agreement before a notice of termination is sent by either party, no amounts shall be paid to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate other than the amounts owed under Section 4(h) and under Section 7(i), (ii), (iii) and (iv).  If Executive dies after a notice of termination has been submitted, by either party, the Agreement shall terminate according to the notice of termination and the relevant sections of this Agreement pertaining to such a termination rather than as a termination under this Section.

13. Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, and such officer as may be specifically designated by the Board.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

14. Severance and Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16. Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally.  No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Executive’s compensation and benefits may be changed at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.  Notwithstanding anything contained herein to the contrary, Executive’s Base Salary cannot be negatively changed by the Company unless mutually agreed upon.

17. Negotiated Agreement.  This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

18. Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Executive at the Executive’s home address set forth in the Company’s records and to the Company at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

19. Governing Law and Resolution of Disputes.  All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Newark, New Jersey in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  Arbitration will take place before a single experienced employment arbitrator licensed to practice law in New Jersey and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitrator may not modify or change this Agreement in any way.  Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction.  In any arbitration pursuant to this Paragraph 19, the fees and expenses of the arbitrator shall be paid by the Company.  Except as otherwise set forth herein this Paragraph 19, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and expenses.  Executive agrees that the cost provisions of this Paragraph are fair and not unconscionable.  Nothing in this Paragraph 19 shall be construed to limit the Company’s ability to seek injunctive and other relief in connection with an actual or threatened violation of Paragraph 11 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 1, 2015.

SWK TECHNOLOGIES, INC.

By: Jeffrey D. Roth, CEO                                                                March 1, 2015

EXECUTIVE:

______________________________                                      March 1, 2015
Karen Espinoza McGarrigle

EXHIBIT A

NON-COMPETE/NON-DISCLOSURE/NON-SOLICITATION AGREEMENT